SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Dynegy Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EXPLANATORY NOTE:

    On November 11, 2010, Dynegy Inc. ("Dynegy") issued a press release related to the previously announced Agreement and Plan of Merger, dated as of August 13, 2010 (the “Merger Agreement”), providing for the acquisition of Dynegy by Denali Parent Inc. (the “Merger”), an affiliate of The Blackstone Group L.P. (“Blackstone”).  A copy of the press release is included below.

FOR IMMEDIATE RELEASE

NUMEROUS INDEPENDENT SELL-SIDE ANALYSTS CONSISTENTLY APPEAR TO SUPPORT THE BLACKSTONE TRANSACTION AS THE BEST ALTERNATIVE AVAILABLE FOR DYNEGY STOCKHOLDERS

Dynegy Recommends Stockholders Vote FOR the Merger Agreement with Blackstone at November 17, 2010 Special Meeting of Stockholders

HOUSTON – November 11, 2010 – Dynegy Inc. (NYSE: DYN) today noted that the analyses of numerous independent sell-side financial analysts, who have a deep understanding of Dynegy’s financial condition and the power generation industry, consistently appear to support the Dynegy Board’s conclusion that the Blackstone transaction is the best alternative available for Dynegy’s stockholders.

Below are excerpts from a number of reports recently issued by those analysts (emphasis added):1

•
“We expect that the agreement will be approved, given the combination of 1) the absence of a single alternative offer, 2) the lengthy period of time during which Dynegy’s board and financial advisors have sought alternative proposals, 3) despite voluminous proxy materials from its largest shareholder urging other shareholders to vote against the merger, the absence of a bid, strategy or tangible plan by that dissident shareholder, 4) the substantial liquidity needs of Dynegy on a standalone basis over the next four years, which have increased recently due to 5) the further deterioration of commodity prices since the transaction was announced in mid-August.”

– Peter D. Quinn, Bank of America – Merrill Lynch, November 10, 2010

•
“We believe that on risk-adjusted basis, it is better for investors to take $4.50/share from Blackstone and buy RRI/MIR, CPN or NRG.  Argument, in our opinion, isn’t whether DYN has upside value from here or not, but whether DYN shareholders have option to do something else with the money and whether this alternative is better than holding on. We believe that the trade into another IPP is -lower-risk option for investors that have strong return potential.”

– Lasan Johong, RBC Capital Markets, November 8, 2010

•
“We believe the [Blackstone] deal will be consummated at the announced bid price since: 1) no better bid came during go shop period, and no parties made bid despite having contacted 40+ firms; 2) Blackstone is hard pressed to improve takeout price given precedent, and; 3) DYN is substantially more distressed than when deal was announced (had a 60% premium to share price at takeout).”

– Julien Dumoulin-Smith, UBS, October 25, 2010

•
“We believe some of the assumptions [in Seneca’s slide presentation] to be optimistic. In our view the presentation is very interesting but requires a significant amount of risk-taking from shareholders on the power market and is based on assumptions that may not come true.”

– Gregg Orrill, Barclays Capital, November 8, 2010

•
 “We believe Dynegy is fairly valued at current levels based on a definitive merger agreement to be acquired by an affiliate of The Blackstone Group for $4.50 per share in cash and the assumption of existing debt.”

– Paul B. Fremont, Jefferies & Co., November 9, 2010

•
“EBITDA miss ignored ($159mm vs. TPH/street $173/182mm) as DYN’s fate all about upcoming November 17th BX $4.50/sh takeout shareholder vote… Stock saw some support from activist shareholder Seneca’s Friday night filing against deal but not enough to push above $4.50 offer.  No reason to get involved with material downside risk if deal voted down.”

– Brandon Blossman, Tudor Pickering Holt, November 9, 2010

In addition to the supportive analyses of numerous sell-side analysts in favor of the Blackstone transaction, Institutional Shareholder Services (“ISS”), the leading independent proxy advisory firm, recently recommended that Dynegy stockholders vote FOR the approval of the Blackstone transaction.  The recommendations of ISS are relied upon by hundreds of major institutional investment firms, mutual funds and other fiduciaries throughout the country.

ISS recognizes that Dynegy continues to face challenges, many of which are beyond its control, including low and declining commodity prices and continued economic weakness.  Dynegy urges stockholders to follow the recommendation of ISS and take into consideration the analyses of numerous sell-side analysts and to vote FOR the adoption of the merger agreement in order to capture the premium and certainty of value represented by the Blackstone transaction.

Dynegy’s Board of Directors recommends stockholders vote FOR the proposal to adopt the merger agreement today – by telephone, by Internet or by signing, dating and returning the Company’s WHITE proxy card.  A failure to vote will have the same effect as a vote AGAINST the proposal to adopt the merger agreement.

For more information, stockholders are encouraged to read Dynegy’s definitive proxy statement, which was filed with the SEC on October 4, 2010; an Investor Presentation that was filed with the SEC on October 5, 2010 and updates to that Investor Presentation that were filed with the SEC on October 19, 2010, and October 27, 2010, respectively; and letters to stockholders that were filed with the SEC and issued as press releases on October 6, 2010, October 19, 2010, October 26, 2010, November 2, 2010, and November 8, 2010, respectively.

Dynegy’s Special Meeting of Stockholders is scheduled for November 17, 2010.  Dynegy stockholders of record as of the close of business on October 1, 2010 are entitled to notice of, and to vote at, the Special Meeting.

Stockholders who have any questions or need assistance voting their shares should contact MacKenzie Partners, Inc., Dynegy’s proxy solicitor, by calling toll-free at (800) 322-2885 or (212) 929-5500 (call collect) or by e-mailing dynegy@mackenziepartners.com.

If you have any questions, require assistance in voting your shares, or need additional copies of Dynegy’s proxy materials, please call MacKenzie Partners at the phone numbers listed below.

[Missing Graphic Reference]

 105 Madison Avenue
New York, NY 10016
dynegy@mackenziepartners.com
(212) 929-5500 (call collect)
Or
TOLL-FREE (800) 322-2885

About Dynegy Inc.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy capacity and ancillary services in key U.S. markets. The power generation portfolio consists of approximately 12,200 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil. For more information, please visit www.dynegy.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as "forward-looking statements". All statements included or incorporated by reference in this release, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate", "estimate", "project", "forecast", "plan", "may", "will", "should", "expect" and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following: (i) the timing and anticipated benefits to be achieved through our 2010-2013 company-wide cost savings program; (ii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (iii) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which we are, or could become, subject; (iv) beliefs about commodity pricing and generation volumes; (v) anticipated liquidity in the regional power and fuel markets in which we transact, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (vi) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (vii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (viii) the effectiveness of our strategies to capture opportunities presented by changes in commodity prices and to manage our exposure to energy price volatility; (ix) beliefs and assumptions about weather and general economic conditions; (x) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy’s stock price; (xi) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability; (xii) beliefs and expectations regarding the Plum Point Project; (xiii) expectations regarding our revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments; (xiv) our focus on safety and our ability to efficiently operate our assets so as to maximize our revenue generating opportunities and operating margins; (xv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; (xvi) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs; and (xvii) uncertainties associated with the proposed merger of Dynegy and an affiliate of Blackstone (the “Merger”),  including uncertainties relating to the anticipated timing of filings and approvals relating to the Merger and the sale by an affiliate of Blackstone of certain assets to NRG Energy, Inc. (the "NRG Sale"), the outcome of legal proceedings that have been or may be instituted against Dynegy and/or others relating to the Merger and/or the NRG Sale, the expected timing of completion of the Merger and the NRG Sale, the satisfaction of the conditions to the consummation of the Merger and the NRG Sale and the ability to complete the Merger and the NRG Sale.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Merger, Dynegy filed a definitive proxy statement with the SEC on October 4, 2010, and commenced mailing the definitive proxy statement and form of proxy to the stockholders of Dynegy. BEFORE MAKING ANY VOTING DECISION, DYNEGY'S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Dynegy’s stockholders are able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Dynegy’s stockholders are also able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Dynegy Inc., Attn: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, telephone: (713) 507-6400, or from Dynegy’s website, http://www.dynegy.com.

PARTICIPANTS IN THE SOLICITATION

Dynegy and its directors and officers may be deemed to be participants in the solicitation of proxies from Dynegy’s stockholders with respect to the Merger. Information about Dynegy’s directors and executive officers and their ownership of Dynegy’s common stock is set forth in the proxy statement for Dynegy’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 2, 2010. Stockholders may obtain additional information regarding the interests of Dynegy and its directors and executive officers in the Merger, which may be different than those of Dynegy’s stockholders generally, by reading the definitive proxy statement filed with the SEC on October 4, 2010 and other relevant documents regarding the Merger when filed with the SEC.

CONTACT:

Media: David Byford, 713-767-5800 Judy Wilkinson / Matt Sherman Joele Frank, Wilkinson Brimmer Katcher 212-355-4449	Analysts: Laura Hrehor, 713-507-6466 Mark Harnett / Bob Marese MacKenzie Partners, Inc. 212-929-5500

1 The research analyst materials in this letter were taken from published research analyst reports. The research analysts and their respective organizations have not consented to the inclusion of materials from their research reports in these materials, and the use of materials from these research reports does not represent any recommendation by the analysts or their respective organizations as to how to vote in respect of the Merger.